FOR IMMEDIATE RELEASE                                               Exhibit 99.4

                                                  FEBRUARY 1, 2001
                                                  FOR MORE INFORMATION CONTACT:
                                                  RAY BRAUN - (419) 247-2800
                                                  MIKE CRABTREE - (419) 247-2800

                         HEALTH CARE REIT, INC. REPORTS
                             2000 OPERATING RESULTS

Toledo, Ohio, February 1, 2001........HEALTH CARE REIT, INC. (NYSE/HCN) today announced operating results for its fourth quarter and year ended December 31, 2000. The company's strategies to focus on stabilization of the assisted living portfolio and manage liquidity are successfully being implemented.

"Our operating results for the quarter are right on target as a result of our asset disposition program, which is on track to complete $200 million in sales or refinancings," commented George L. Chapman, chairman and chief executive officer. "Although the divestiture program has created a modest reduction in asset size and FFO results, this strategy has effectively preserved the company's fundamental credit qualities. Our company's low leverage of 39 percent debt to total capitalization and EBITDA coverage at 3.5 times strongly support the interest and dividend payments. We intend to maintain the dividend at its current level, with increases to resume once capital becomes available at costs that permit accretive investment activity."


SUMMARY OF FOURTH QUARTER RESULTS
---------------------------------
(In thousands, except per share numbers)
--------------------------------------------------------- ---------------------------- ---------------------------------
                                                              THREE MONTHS ENDED              THREE MONTHS ENDED
                                                                 DEC. 31, 2000                  DEC. 31, 1999
--------------------------------------------------------- ---------------------------- ---------------------------------
Revenues                                                               $33,775                      $33,812
--------------------------------------------------------- ---------------------------- ---------------------------------
Net Income Available to Common Shareholders                            $11,434                      $14,624
--------------------------------------------------------- ---------------------------- ---------------------------------
FFO (excluding charge)                                                 $18,969                      $19,895
--------------------------------------------------------- ---------------------------- ---------------------------------
Net Income Per Diluted Share                                             $0.40                        $0.51
--------------------------------------------------------- ---------------------------- ---------------------------------
FFO Per Diluted Share (excluding charge)                                 $0.66                        $0.70
--------------------------------------------------------- ---------------------------- ---------------------------------
Dividend Per Share                                                      $0.585                       $0.575
--------------------------------------------------------- ---------------------------- ---------------------------------
FFO Payout Ratio (excluding charge)                                        89%                          82%
--------------------------------------------------------- ---------------------------- ---------------------------------
FFO                                                                    $16,969                      $19,895
--------------------------------------------------------- ---------------------------- ---------------------------------
FFO Per Diluted Share                                                    $0.59                        $0.70
--------------------------------------------------------- ---------------------------- ---------------------------------

Funds from operations (FFO), the generally accepted measure of operating performance for the real estate investment trust industry, totaled $17.0 million, or $0.59 per diluted share, for the latest three months, compared with $19.9 million, or $0.70 per diluted share, for the same period in 1999. Included in FFO and net income is a previously disclosed $2 million or $0.07 per diluted share charge for the non-cash, non-recurring write-off of an equity investment in Summerville. Excluding the charge, FFO per diluted share for the three months ended December 31, 2000 would have been $0.66. Revenues were mostly unchanged as a result of increased rental income from newly converted construction properties offsetting the decline in the investment base as a result of asset dispositions.

Net income available to common shareholders was reduced by about 22 percent during the quarter primarily as a result of an increase in the company's provision for depreciation, an increase in interest expense and the loss on the Summerville investment. The provision for depreciation in the fourth quarter totaled $6.1 million compared with $5.3 million for the same period in 1999. The increased provision for depreciation primarily was the result of additional investments in properties owned directly by the company. Interest expense for the latest three months was $8.5 million compared with $8.2 million for the same period in 1999. The company capitalizes certain interest costs associated with funds used to finance the construction of properties owned directly by the company. The company's interest expense is reduced by the amount

4Q00 EARNINGS RELEASE
--------------------------------------------------------------------------------

capitalized. As a result of reduced construction financing, capitalized interest for the 2000 fourth quarter totaled $302,000 compared with $1.5 million for the same period in 1999.


SUMMARY OF YEAR-TO-DATE RESULTS
-------------------------------
(In thousands, except per share numbers)
--------------------------------------------------------- ---------------------------- ---------------------------------
                                                                  YEAR ENDED                      YEAR ENDED
                                                                 DEC. 31, 2000                  DEC. 31, 1999
--------------------------------------------------------- ---------------------------- ---------------------------------
Revenues                                                              $136,954                      $129,307
--------------------------------------------------------- ---------------------------- ---------------------------------
Net Income Available to Common Shareholders                            $54,566                       $62,824
--------------------------------------------------------- ---------------------------- ---------------------------------
FFO (excluding charge)                                                 $77,531                       $78,441
--------------------------------------------------------- ---------------------------- ---------------------------------
Net Income Per Diluted Share                                             $1.91                         $2.21
--------------------------------------------------------- ---------------------------- ---------------------------------
FFO Per Diluted Share (excluding charge)                                 $2.71                         $2.76
--------------------------------------------------------- ---------------------------- ---------------------------------
Dividend Per Share                                                      $2.335                        $2.270
--------------------------------------------------------- ---------------------------- ---------------------------------
FFO Payout Ratio (excluding charge)                                        86%                           82%
--------------------------------------------------------- ---------------------------- ---------------------------------
FFO                                                                    $75,531                      $78,441
--------------------------------------------------------- ---------------------------- ---------------------------------
FFO Per Diluted Share                                                    $2.64                        $2.76
--------------------------------------------------------- ---------------------------- ---------------------------------

The decline in 2000 net income available to common shareholders was primarily related to an increase in the provision for depreciation, increases in interest expense, and the loss on investment previously indicated. For the year ended 2000, the provision for depreciation totaled $22.7 million compared with $17.9 million for the same period in 1999. The increased provision for depreciation was the result of additional investments in properties owned directly by the company. During 2000, interest expense totaled $34.6 million compared with $26.9 million for the same period in the prior year, with capitalized interest totaling $3.1 million compared with $8.6 million for the same period in 1999.

ASSET DISPOSITIONS EFFECTIVE IN REDUCING DEBT. In 2000, the company completed asset dispositions totaling $173 million to preserve its low leverage and liquidity in a tight capital market. The proceeds derived from the sales and refinancings were used to meet debt maturities, satisfy unfunded commitment obligations, and pay down the company's line of credit arrangements. The asset dispositions contributed to a 9 percent reduction in total assets, which at December 31, 2000, totaled $1.16 billion.

The company had a total outstanding debt balance of $440 million at year-end 2000, down 18 percent from 1999, and shareholders' equity of $699 million, which represents a debt to total capitalization ratio of 0.39 to 1.0. For the year ended December 31, 2000, the company's coverage ratio of EBITDA to interest was
3.5 to 1.0.

LEASE UP STATISTICS FOR ASSISTED LIVING FACILITIES. The company's stabilized assisted living portfolio increased significantly in 2000. Forty-four facilities with an investment balance of $196 million stabilized during the year 2000. As of December 31, 2000, 41 assisted living facilities remained in fill-up. Approximately 70 percent of these facilities were more than 50 percent occupied. The company anticipates that approximately 20 facilities with an investment balance of approximately $123 million will stabilize in the first two quarters of 2001, increasing stabilized properties to approximately 80 percent of the portfolio.

UPDATE ON BALANCED CARE. Balanced Care Corporation recently announced the initiation of a restructuring plan. The company owns eight assisted living facilities and one skilled nursing facility that are leased to Balanced Care and represent approximately 5 percent of the company's portfolio. These facilities are located in Ohio, Pennsylvania, Indiana, and Tennessee. Five of the facilities are stabilized properties with an average occupancy of approximately 93 percent. Three other properties are in fill-up with an average occupancy of approximately 43 percent. One facility is under construction and is expected to open in the first quarter of 2001. Overall, the eight buildings that are open have occupancy of approximately 70 percent. The company holds letters of credit of approximately $2.2 million as security for Balanced Care's obligations.

OUTLOOK FOR 2001. The company's fourth quarter 2000 FFO was $0.66 per diluted share excluding the loss on investment. In order to provide FFO estimates for 2001, the company believes it appropriate to assume no new investment activity beyond completion of $15 to $20 million of existing operator funding commitments, additional asset dispositions of approximately $60 million, increased borrowing costs under its extended line of credit and no further reductions in interest rates. These assumptions produce a base case FFO of $0.64 to $0.65 per diluted share per quarter. As market conditions change, the company will be in a position in subsequent quarterly earnings releases and conference calls to update and adjust FFO estimates.

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4Q00 EARNINGS RELEASE


CONFERENCE CALL INFORMATION. Health Care REIT has scheduled a conference call on February 2, 2001 at 12:00 p.m. EST to discuss its fourth quarter 2000 performance, industry trends, portfolio performance, and its outlook for 2001. To participate on the webcast, log on to www.hcreit.com or www.streetfusion.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days through the same websites.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily nursing homes and assisted living facilities. At December 31, 2000, the company had investments in 205 health care facilities in 34 states and had total assets of approximately $1.16 billion. For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN. More information is available on the Internet at http://www.hcreit.com.

This document and supporting schedules may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include, among others, general economic conditions, the availability of capital, competition within the financial services and real estate markets, the performance of operators within Health Care REIT's portfolio, and regulatory and other changes in the health care sector, as described in the company's filings with the Securities and Exchange Commission.

                           FINANCIAL SCHEDULES FOLLOW

                                      #####

4Q00 EARNINGS RELEASE

                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(AMOUNTS IN THOUSANDS)


                                                              DECEMBER 31
                                                     ----------------------------
                                                        2000               1999
                                                     ----------------------------
ASSETS
Real estate investments:
   Real property owned
     Land                                            $    74,319      $    73,234
     Buildings & improvements                            770,660          730,337
     Construction in progress                             11,976           58,954
                                                     -----------      -----------
                                                         856,955          862,525
     Less accumulated depreciation                       (52,968)         (35,746)
                                                     -----------      -----------
     Total real property owned                           803,987          826,779

Loans receivable
     Real property loans                                 301,321          401,019
     Subdebt investments                                  21,972           19,511
                                                     -----------      -----------
                                                         323,293          420,530
Less allowance for losses on loans receivable             (5,861)          (5,587)
                                                     -----------      -----------
                                                         317,432          414,943
                                                     -----------      -----------
     Net real estate investments                       1,121,419        1,241,722

Other assets:
     Equity investments                                    5,450            6,713
     Deferred loan expenses                                2,939            3,311
     Cash and cash equivalents                             2,844            2,129
     Receivables and other assets                         24,252           17,296
                                                     -----------      -----------
                                                          35,485           29,449
                                                     -----------      -----------
TOTAL ASSETS                                         $ 1,156,904      $ 1,271,171
                                                     ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Borrowings under line of credit obligations     $   119,900      $   177,500
     Senior unsecured notes                              255,000          290,000
     Secured debt                                         64,852           71,342
     Accrued expenses and other liabilities               18,545           25,333
                                                     -----------      -----------
Total liabilities                                    $   458,297      $   564,175

Shareholders' equity:
     Preferred Stock                                     150,000          150,000
     Common Stock                                         28,806           28,532
     Capital in excess of par value                      528,138          524,204
     Undistributed net income                             (3,388)           8,883
     Accumulated other
         comprehensive income                               (744)             593
     Unamortized restricted stock                         (4,205)          (5,216)
                                                     -----------      -----------
TOTAL SHAREHOLDERS' EQUITY                           $   698,607      $   706,996
                                                     -----------      -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $ 1,156,904      $ 1,271,171
                                                     ===========      ===========

4Q00 EARNINGS RELEASE



                             HEALTH CARE REIT, INC.
                              FINANCIAL SUPPLEMENT

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                         THREE MONTHS ENDED                     TWELVE MONTHS ENDED
                                                            DECEMBER 31                               DECEMBER 31
                                                 -----------------------------------    ------------------------------------
                                                      2000              1999                    2000               1999
                                                 ---------------- ------------------    ----------------- ------------------
Revenues:
     Operating lease rents                         $      22,328    $       20,872         $     88,312      $     72,700
     Interest income                                       9,655            11,575               41,064            48,076
     Commitment fees and other income                      1,179             1,365                5,837             6,263
     Prepayment fees                                           0                 0                   57             1,565
     Gain on sale of properties                              613                 0                1,684               703
                                                   -------------    --------------         ------------      ------------
Gross Revenues                                            33,775            33,812              136,954           129,307

Expenses:
     Interest expense                              $       8,529    $        8,234         $     34,622      $     26,916
     Provision for depreciation                            6,148             5,271               22,706            17,885
     Loss on investment                                    2,000                 0                2,000                 0
     General and administrative                            1,751             1,932                7,405             7,359
     Loan expense                                            287               250                1,165               909
     Provision for losses                                    250               150                1,000               600
                                                   -------------    --------------         ------------      ------------
Total Expenses                                            18,965            15,837               68,898            53,669
                                                   -------------    --------------         ------------      ------------
Net Income                                                14,810            17,975               68,056            75,638

Preferred stock dividends                                  3,376             3,351               13,490            12,814
                                                   -------------    --------------         ------------      ------------

Net Income Available to
   Common Shareholders                             $      11,434    $       14,624         $     54,566      $     62,824
                                                   =============    ==============         ============      ============

Average number of common shares outstanding:
     Basic                                                28,537            28,216               28,418            28,128
     Diluted                                              28,762            28,457               28,643            28,384

Net income per share:
     Basic                                         $        0.40    $         0.52         $       1.92      $       2.23
     Diluted                                                0.40              0.51                 1.91              2.21

Funds from operations:                             $      16,969    $       19,895         $     75,531      $     78,441

Funds from operations per share:
     Basic                                         $        0.59    $         0.71         $       2.66      $       2.79
     Diluted                                                0.59              0.70                 2.64              2.76

Funds from operations excluding loss on
investment:                                        $      18,969    $       19,895         $     77,531      $     78,441

Funds from operations per share
excluding loss on investment:
     Basic                                         $        0.66    $         0.71         $       2.73      $       2.79
     Diluted                                                0.66              0.70                 2.71              2.76

Dividends per share                                $       0.585    $        0.575         $      2.335      $      2.270

4Q00 EARNINGS RELEASE


HEALTH CARE REIT, INC.
FINANCIAL SUPPLEMENT - DECEMBER 31, 2000


PORTFOLIO COMPOSITION ($000'S)                                                                            EXHIBIT 1
------------------------------

BALANCE SHEET DATA                        # Properties         # Beds/Units           Balance           % Balance
                                       -------------------- ------------------- -------------------- -----------------
  Real Property                                 156               12,400            $    803,987              71%
  Loans Receivable                               49                5,377                 301,321              27%
  Subdebt Investments                          -na-                 -na-                  21,972               2%
                                       -------------------- ------------------- -------------------- -----------------
Total Investments                               205               17,777            $  1,127,280             100%

INVESTMENT DATA                           # Properties         # Beds/Units       Investment (1)         % Investment
                                       -------------------- ------------------- -------------------- -----------------
  Assisted Living Facilities                    150               10,150            $    749,334              66%
  Nursing Homes                                  47                6,625                 299,364              26%
  Specialty Care Facilities                       6                  708                  82,918               7%
  Behavioral Care                                 2                  294                   7,609               1%
                                       -------------------- ------------------- -------------------- -----------------
Real Estate Investments                         205               17,777            $  1,139,225             100%

INVESTMENT BY OWNER TYPE                  # Properties         # Beds/Units       Investment (1)       % Investment
                                       -------------------- ------------------- -------------------- -----------------
  Publicly Traded                                72                4,316            $    271,096              24%
  Key Private                                    88                8,789                 655,868              57%
  Privately Held                                 45                4,672                 212,261              19%
                                       -------------------- ------------------- -------------------- -----------------
Real Estate Investments                         205               17,777            $  1,139,225             100%

NOTES:  (1)  REAL ESTATE INVESTMENTS INCLUDE GROSS REAL ESTATE INVESTMENTS AND CREDIT ENHANCEMENTS WHICH AMOUNTED TO
             $1,127,280,000 AND $11,945,000, RESPECTIVELY.



REVENUE COMPOSITION ($000'S)                                                                              EXHIBIT 2
----------------------------

                                                     Three Months Ended                        Year Ended
                                                      December 31, 2000                     December 31, 2000
                                              ----------------------------------      ------------------------------
REVENUE BY INVESTMENT TYPE
  Real Property                                 $      23,303            69%            $    93,185            68%
  Loans Receivable & Other                              9,781            29%                 42,566            31%
  Subdebt Investments                                     691             2%                  1,203             1%
                                              ------------------ ---------------      ----------------- -------------
  Total                                         $      33,775           100%            $   136,954           100%

REVENUE BY FACILITY TYPE
  Assisted Living Facilities                    $      22,162            66%            $    91,614            67%
  Nursing Homes                                         8,805            26%                 34,097            25%
  Specialty Care Facilities                             2,808             8%                 11,243             8%
  Behavioral Care                                           0             0%                      0             0%
                                              ------------------ ---------------      ----------------- -------------
  Total                                         $      33,775           100%            $   136,954           100%

REVENUE BY OWNER TYPE
  Publicly Traded                               $       8,246            24%            $    32,239            24%
  Key Private                                          20,264            60%                 84,049            61%
  Privately Held                                        5,265            16%                 20,666            15%
                                              ------------------ ---------------      ----------------- -------------
  Total                                         $      33,775           100%            $   136,954           100%

4Q00 EARNINGS RELEASE



REVENUE COMPOSITION (CONTINUED) ($000'S)                                                                  EXHIBIT 3
----------------------------------------

OPERATING LEASE EXPIRATIONS & LOAN MATURITIES

                         Current Lease          Current Interest           Interest and
       Year               Revenue (1)              Revenue (1)            Lease Revenue           % of Total
------------------- ------------------------ ------------------------ ----------------------- -------------------
       2001             $      1,994             $      1,818              $      3,812                4%
       2002                    1,738                    6,524                     8,262                6%
       2003                    2,770                    1,480                     4,250                3%
       2004                      410                    5,213                     5,623                4%
    Thereafter                86,143                   20,922                   107,065               83%
                    ------------------------ ------------------------ ----------------------- -------------------
      Total             $     93,055             $     35,957              $    129,012              100%

NOTES: (1) REVENUE IMPACT BY YEAR, ANNUALIZED


COMMITTED INVESTMENT BALANCES                                                                             EXHIBIT 4
------------------------------
($000'S EXCEPT INVESTMENT PER BED/UNIT)

                                                                                     Committed         Investment per
                                          # Properties         # Beds/Units         Balance (1)           Bed/Unit
                                       -------------------- ------------------- -------------------- ------------------
  Assisted Living Facilities                    150               10,150           $     763,997       $      75,271
  Nursing Homes                                  47                6,625                 299,364              45,187
  Specialty Care Facilities                       6                  708                  82,918             117,116
  Behavioral Care                                 2                  294                   7,609              25,880
                                       -------------------- ------------------- -------------------- ------------------
  Total                                         205               17,777           $   1,153,888           -na-

NOTES: (1) COMMITTED BALANCE INCLUDES REAL ESTATE INVESTMENTS, CREDIT ENHANCEMENTS AND UNFUNDED COMMITMENTS FOR WHICH
              INITIAL FUNDING HAD COMMENCED.




OPERATOR CONCENTRATION ($000'S)                                                                           EXHIBIT 5
-------------------------------

CONCENTRATION BY INVESTMENT                          # Properties            Investment             % Investment
                                                ----------------------- ---------------------- -----------------------
  Merrill Gardens                                          19               $   126,791                   11%
  Life Care Centers of America, Inc.                       13                    86,654                    8%
  Alterra Healthcare                                       38                    85,961                    8%
  Atria Senior Quarters                                     9                    82,426                    7%
  Balanced Care                                             9                    53,977                    5%
  Remaining Operators                                     117                   703,416                   61%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   205               $ 1,139,225                  100%

CONCENTRATION BY REVENUE                             # Properties          Revenue (1)               % Revenue
                                                ----------------------- ---------------------- -----------------------
  Merrill Gardens                                          18               $    12,941                   10%
  Alterra Healthcare                                       38                    10,482                    8%
  Atria Senior Quarters                                     9                    10,426                    8%
  Life Care Centers of America, Inc.                       13                     9,189                    7%
  Olympus Healthcare Group                                 11                     7,069                    5%
  Remaining Operators                                     116                    86,847                   62%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   205               $   136,954                  100%

NOTES: (1) YEAR ENDED DECEMBER 31, 2000


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

SELECTED FACILITY DATA                                                                                    EXHIBIT 6
----------------------

                                                                                                 Coverage Data
                                                           % Payor Mix                 ----------------------------------
                                                  -----------------------------------       Before            After
                                    Census                Private         Medicare         Mgt. Fees        Mgt. Fees
                               ------------------ ------------------------------------ ------------------ ---------------
Nursing Homes                         81%                  24%                12%            1.71x            1.21x
Assisted Living Facilities            91%                 100%                 0%            1.35x            1.17x
Specialty Care Facilities             65%                  22%                50%            2.42x            1.88x
Behavioral Care                       53%                  34%                66%            3.82x            1.90x
                                                                                       ------------------ ---------------
                                                                Weighted Averages            1.62x            1.27x

NOTES: DATA AS OF SEPTEMBER 30, 2000



SECURITY DEPOSITS & OTHER CREDIT SUPPORT ($000'S)                                                         EXHIBIT 7
-------------------------------------------------
                                          Balance      % Investment
                                       --------------- -----------------

Cross Defaulted                         $ 1,054,315         92% of gross real estate investments
Cross Collateralized                        274,554         92% of mortgage loans
Bank Letters of Credit & Cash                30,767          3% of investment balance

CURRENT CAPITALIZATION ($000'S)           Balance         % Balance                    LEVERAGE & PERFORMANCE RATIOS
-------------------------------        --------------- -----------------          ----------------------------------------
Borrowings Under Bank Lines             $   119,900          11%                  Debt/Total Book Cap               39%
Long-Term Debt Obligations                  319,852          28%                  Debt/Equity                       63%
Shareholders' Equity                        698,607          61%                  Interest Coverage       3.66x 4th Qtr.
                                       --------------- -----------------                                  3.51x L12M
   Total Book Capitalization            $ 1,138,359         100%                  FFO Payout Ratio 89% 4th Qtr.
                                                                                  (excluding loss on 86% L12M
                                                                                  investment)




DEBT MATURITIES AND PRINCIPAL PAYMENTS ($000'S)                                                           EXHIBIT 8
-----------------------------------------------

       Year           Lines of Credit (1)         Senior Notes             Secured Debt             Total
------------------- ------------------------ ------------------------ ----------------------- -------------------
       2001              $    25,000             $      10,000             $          67        $     35,067
       2002                        0                    20,000                        75              20,075
       2003                  150,000                    35,000                        84             185,084
       2004                        0                    40,000                    64,133             104,133
       2005                        0                         0                       493                 493
       2006                        0                         0                         0                   0
    Thereafter                     0                   150,000                         0             150,000
                    ------------------------ ------------------------ ----------------------- -------------------
      Total              $   175,000             $     255,000             $      64,852        $    494,852

NOTES: (1) LINES OF CREDIT REFLECT 100% CAPACITY

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

      INVESTMENT ACTIVITY ($000'S)                                                                        EXHIBIT 9
      ----------------------------

                                                 Three Months Ended                              Year Ended
                                                 December 31, 2000                           December 31, 2000
                                          ---------------------------------           ---------------------------------
    FUNDING BY INVESTMENT TYPE
      Real Property                        $     4,097           21%                    $    18,113           25%
      Mortgage & Other Loans                     5,199           26%                          5,199            7%
      Construction Advances                      6,125           31%                         33,957           47%
      Subdebt Investments                        4,510           22%                         15,523           21%
                                          ----------------- ---------------           ---------------- ----------------
      Total                                $    19,931          100%                    $    72,792          100%

    REAL ESTATE INVESTMENTS
      Assisted Living Facilities           $    16,852           87%                    $    60,014           82%
      Nursing Homes                              3,079           13%                         12,778           18%
      Behavioral Care                                0            0%                              0            0%
      Specialty Care Facilities                      0            0%                              0            0%
                                          ----------------- ---------------           ---------------- ----------------
      Total                                $    19,931          100%                    $    72,792          100%



GEOGRAPHIC CONCENTRATION ($000'S)                                                                        EXHIBIT 10
---------------------------------

CONCENTRATION BY REGION                              # Properties           Investment              % Investment
                                                ----------------------- ---------------------- -----------------------
  South                                                   116               $   546,678                   48%
  Northeast                                                31                   260,826                   23%
  West                                                     32                   200,338                   17%
  Midwest                                                  26                   131,383                   12%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   205               $ 1,139,225                  100%

CONCENTRATION BY STATE                               # Properties           Investment              % Investment
                                                ----------------------- ---------------------- -----------------------
  Texas                                                    34               $   138,562                   12%
  Florida                                                  28                   137,811                   12%
  Massachusetts                                            14                   119,318                   10%
  New York                                                  6                    61,639                    5%
  California                                                9                    63,110                    6%
  Remaining States                                        114                   618,785                   55%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   205               $ 1,139,225                  100%

REVENUE BY STATE                                     # Properties          Revenue (1)               % Revenue
                                                ----------------------- ---------------------- -----------------------
  Texas                                                    34               $    18,995                   14%
  Florida                                                  28                    14,647                   11%
  Massachusetts                                            14                    12,627                    9%
  California                                                9                     9,339                    7%
  North Carolina                                            9                     8,451                    6%
  Remaining States                                        111                    72,895                   53%
                                                ----------------------- ---------------------- -----------------------
  Total                                                   205               $   136,954                  100%

NOTES: (1) YEAR ENDED DECEMBER 31, 2000

4Q00 EARNINGS RELEASE



FUNDS FROM OPERATIONS COMPUTATION ($000'S)                                                               EXHIBIT 11
------------------------------------------

                                                             Three Months Ended               Year Ended
                                                             December 31, 2000             December 31, 2000
                                                       ------------------------------- --------------------------

Net Income Available to Common Shareholders                      $    11,434                   $    54,566
Add:      Depreciation Expense                                         6,148                        22,706
          Asset Impairment Charges                                         0                             0
Deduct:   Gain on Sale of Assets                                        (613)                       (1,684)
          Prepayment Fees                                                 (0)                          (57)
                                                       ---------------------------- -- --------------------------

Funds From Operations (FFO)                                      $    16,969                   $    75,531
FFO Excluding Loss on Investment                                 $    18,969                   $    77,531

Average Common Shares Outstanding:
          Basic                                                       28,537                        28,418
          Diluted                                                     28,762                        28,643

FFO Per Common Share:
          Basic                                                  $       .59                   $      2.66
          Diluted                                                $       .59                   $      2.64
FFO Per Common Share Excluding Loss on Investment:
          Basic                                                  $       .66                   $      2.73
          Diluted                                                $       .66                   $      2.71




      DISPOSITION ACTIVITY                                                                               EXHIBIT 12
      --------------------

                                                  Three Months Ended                             Year Ended
                                                  December 31, 2000                          December 31, 2000
                                           ---------------------------------          ---------------------------------
    DISPOSITIONS BY INVESTMENT TYPE
      Real Property                         $         0           0%                    $   107,179           62%
      Mortgage & Other Loans                     12,586         100%                         65,963           38%
                                            -----------         ----                    -----------        ------
      Total                                 $    12,586         100%                    $   173,142          100%
                                            ===========         ====                    ===========          ====

    REAL ESTATE INVESTMENTS
      Assisted Living Facilities            $    12,586         100%                    $   170,743           99%
      Nursing Homes                                   0           0%                          2,399            1%
                                            -----------       ------                    -----------        ------
      Total                                 $    12,586         100%                    $   173,142          100%
                                            ===========         ====                    ===========          ====




LEASE UP STATISTICS ON ASSISTED LIVING FACILITIES                                                        EXHIBIT 13
-------------------------------------------------

OCCUPANCY                                  FACILITIES        MONTHS IN OPERATION     REVENUE (1)       % OF REVENUE
                                       ------------------- ----------------------- ----------------- -----------------
  00% - 50%                                    12                   13.8                $3,110               9%
  50% - 70%                                    15                   17.2                $2,949               9%
  70% +                                        14                   18.1                $1,880               6%

NOTES: (1) INTEREST AND RENTAL INCOME FOR YEAR ENDED DECEMBER 31, 2000.
